EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2004 Long-Term Incentive Plan of Eagle Hospitality Properties Trust, Inc., and to the incorporation by reference therein of our report dated September 3, 2004 accompanying the Balance Sheet of Eagle Hospitality Properties Trust, Inc. included in Amendment No. 5 to the Registration Statement (Form S-11 No. 333-115213) and related Prospectus of Eagle Hospitality Properties Trust, Inc., filed with the Securities and Exchange Commission.

/s/ Grant Thornton LLP

Cincinnati, Ohio

October 4, 2004